UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. 2)


                              Altra Holdings, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $0.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    02208R106
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                February 15, 2008
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_] Rule 13d-1(b)

          [X] Rule 13d-1(c)

          [_] Rule 13d-1(d)

CUSIP No.   02208R106
---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Newland Capital Management, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [_]
                                                                       (b) [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     2,115,467

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     2,115,467

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,115,467

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                           [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.1%

12.  TYPE OF REPORTING PERSON

     OO

--------------------------------------------------------------------------------

CUSIP No.   02208R106
---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Newland Master Fund, Ltd.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [_]
                                                                       (b) [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     2,115,467

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     2,115,467

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,115,467

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                           [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.1%

12.  TYPE OF REPORTING PERSON

     CO

--------------------------------------------------------------------------------

CUSIP No.   02208R106
---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Newland Offshore Fund, Ltd.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [_]
                                                                       (b) [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,519,117

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1, 519,117

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1, 519,117

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                           [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.8%

12.  TYPE OF REPORTING PERSON

     CO

--------------------------------------------------------------------------------

CUSIP No.   02208R106
---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Ken Brodkowitz

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [_]
                                                                       (b) [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     2,115,467

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     2,115,467

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,115,467

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                           [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.1%

12.  TYPE OF REPORTING PERSON

     IN

--------------------------------------------------------------------------------

CUSIP No.   02208R106
---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Michael Vermut

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [_]
                                                                       (b) [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     2,115,467

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     2,115,467

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,115,467

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                           [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.1%

12.  TYPE OF REPORTING PERSON

     IN

--------------------------------------------------------------------------------

CUSIP No.   02208R106
---------------------


Item 1(a).  Name of Issuer:

            Altra Holdings, Inc.
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

            14 Hayward Street
            Quincy, Massachusetts 02171
            --------------------------------------------------------------------


Item 2(a).  Name of Person Filing:

            Newland Capital Management, LLC
            Newland Master Fund, Ltd.
            Newland Offshore Fund, Ltd.
            Ken Brodkowitz
            Michael Vermut
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            Newland Capital Management, LLC
            350 Madison Avenue
            11th Floor
            New York, New York 10017
            United States of America

            Newland Master Fund, Ltd.
            c/o Goldman Sachs (CAYMAN) Trust, Limited
            Harbour Centre, 2nd Floor
            North Church Street, P.O. Box 896
            George Town, Grand Cayman KY1-1103

            Newland Offshore Fund, Ltd.
            c/o Goldman Sachs (CAYMAN) Trust, Limited
            Harbour Centre, 2nd Floor
            North Church Street, P.O. Box 896
            George Town, Grand Cayman KY1-1103

            Ken Brodkowitz
            c/o Newland Capital Management, LLC
            350 Madison Avenue
            11th Floor
            New York, New York 10017
            United States of America

            Michael Vermut
            c/o Newland Capital Management, LLC
            350 Madison Avenue
            11th Floor
            New York, New York 10017
            United States of America
            --------------------------------------------------------------------

Item 2(c).  Citizenship:

            Newland Capital Management, LLC - Delaware limited liability company Newland Master Fund, Ltd. - Cayman Islands exempted company
            Newland Offshore Fund, Ltd. - Cayman Islands exempted company
            Ken Brodkowitz - United States citizen
            Michael Vermut - United States citizen
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

            Common Stock, par value $0.001 per share
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

            02208R106
            --------------------------------------------------------------------


Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

      (a) [_]   Broker or dealer registered under Section 15 of the Exchange
                Act.

      (b) [_]   Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

      (d) [_] Investment company registered under Section 8 of the Investment Company Act.

      (e) [_]   An investment adviser in accordance with Rule
                13d-1(b)(1)(ii)(E);

      (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

      (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

      (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

      (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

      (j) [_]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4.     Ownership.

                Provide the following information regarding the aggregate
            number and percentage of the class of securities of the issuer identified in Item 1.

      (a)   Amount beneficially owned:

            Newland Capital Management, LLC - 2,115,467
            Newland Master Fund, Ltd. - 2,115,467
            Newland Offshore Fund, Ltd. - 1,519,117
            Ken Brodkowitz - 2,115,467
            Michael Vermut - 2,115,467
            --------------------------------------------------------------------

      (b)   Percent of class:

            Newland Capital Management, LLC - 8.1%
            Newland Master Fund, Ltd. - 8.1%
            Newland Offshore Fund, Ltd. - 5.8%
            Ken Brodkowitz - 8.1%
            Michael Vermut - 8.1%
            --------------------------------------------------------------------

      (c)   Number of shares as to which such person has:

         (i)    Sole power to vote or to direct the vote

                Newland Capital Management, LLC - 0
                Newland Master Fund, Ltd. - 0
                Newland Offshore Fund, Ltd. - 0
                Ken Brodkowitz - 0
                Michael Vermut - 0
            --------------------------------------------------------------------

         (ii)   Shared power to vote or to direct the vote

                Newland Capital Management, LLC - 2,115,467
                Newland Master Fund, Ltd. - 2,115,467
                Newland Offshore Fund, Ltd. - 1,519,117
                Ken Brodkowitz - 2,115,467
                Michael Vermut - 2,115,467

            --------------------------------------------------------------------

         (iii)  Sole power to dispose or to direct the disposition of

                Newland Capital Management, LLC - 0
                Newland Master Fund, Ltd. - 0
                Newland Offshore Fund, Ltd. - 0
                Ken Brodkowitz - 0
                Michael Vermut - 0
            --------------------------------------------------------------------

         (iv)   Shared power to dispose or to direct the disposition of

                Newland Capital Management, LLC - 2,115,467
                Newland Master Fund, Ltd. - 2,115,467
                Newland Offshore Fund, Ltd. - 1,519,117
                Ken Brodkowitz - 2,115,467
                Michael Vermut - 2,115,467
            --------------------------------------------------------------------


Item 5.     Ownership of Five Percent or Less of a Class.

                If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [_]

            --------------------------------------------------------------------


Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

                If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

            N/A
            --------------------------------------------------------------------


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under
            Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

            N/A
            --------------------------------------------------------------------


Item 8.     Identification  and  Classification  of Members of the Group.

                If a group has filed this schedule pursuant to
            ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

            N/A
            --------------------------------------------------------------------


Item 9.     Notice of Dissolution of Group.

                Notice of dissolution of a group may be furnished as an
            exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

            N/A
            --------------------------------------------------------------------

Item 10.    Certifications.

                By signing below the Reporting Persons certify that, to the best of their knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.





                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                         March 7, 2008
                                         --------------------------------
                                            (Date)


                                         NEWLAND CAPITAL MANAGEMENT, LLC*

                                         By: /s/ Ken Brodkowitz
                                         --------------------------------
                                         Name:   Ken Brodkowitz
                                         Title:  Managing Member


                                         NEWLAND MASTER FUND, LTD.*

                                         By: /s/ Ken Brodkowitz
                                         --------------------------------
                                         Name:   Ken Brodkowitz
                                         Title:  Managing Member of its
                                                 Investment Manager


                                         NEWLAND OFFSHORE FUND, LTD.*

                                         By: /s/ Ken Brodkowitz
                                         --------------------------------
                                         Name:   Ken Brodkowitz
                                         Title:  Managing Member of its
                                                 Investment Manager


                                         KEN BRODKOWITZ*
                                         /s/ Ken Brodkowitz
                                         --------------------------------


                                         MICHAEL VERMUT*
                                         /s/ Michael Vermut
                                         --------------------------------


* The Reporting Persons disclaim beneficial ownership over the securities reported herein except to the extent of the reporting persons' pecuniary interest therein.

                                                                       EXHIBIT A


                                    AGREEMENT


     The undersigned agree that this Schedule 13G dated March 7, 2008 relating to the Common Stock, par value $0.001 per share, of Altra Holdings, Inc. shall be filed on behalf of the undersigned.


                                         NEWLAND CAPITAL MANAGEMENT, LLC

                                         By: /s/ Ken Brodkowitz
                                         --------------------------------
                                         Name:   Ken Brodkowitz
                                         Title:  Managing Member


                                         NEWLAND MASTER FUND, LTD.

                                         By: /s/ Ken Brodkowitz
                                         --------------------------------
                                         Name:   Ken Brodkowitz
                                         Title:  Managing Member of its
                                                 Investment Manager


                                         NEWLAND OFFSHORE FUND, LTD.

                                         By: /s/ Ken Brodkowitz
                                         --------------------------------
                                         Name:   Ken Brodkowitz
                                         Title:  Managing Member of its
                                                 Investment Manager


                                         KEN BRODKOWITZ
                                         /s/ Ken Brodkowitz
                                         --------------------------------


                                         MICHAEL VERMUT
                                         /s/ Michael Vermut
                                         --------------------------------




SK 25958 0002 862173